Exhibit 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com

QAD ANNOUNCES FISCAL 2012 FIRST QUARTER FINANCIAL RESULTS

SANTA BARBARA, Calif. – May 26, 2011 – QAD Inc. (Nasdaq: QADA, QADB), a leading provider of enterprise software and services for global manufacturing companies, today reported financial results for the fiscal 2012 first quarter ended April 30, 2011.

Total revenue grew 17% to $59.4 million for the first quarter of fiscal 2012, compared with $50.8 million for the first quarter of fiscal 2011.

For the fiscal 2012 first quarter, license revenue totaled $6.3 million, compared with $5.8 million for the fiscal 2011 first quarter.  Maintenance and other revenue was $34.3 million, versus $31.5 million for the first quarter of fiscal 2011.  Professional services revenue was $16.5 million, compared with $12.3 million for the first quarter of fiscal 2011.  Subscription revenue, which includes QAD’s on demand deployment option, was $2.2 million, compared with $1.1 million for last fiscal year's first quarter.  For comparative purposes, revenue results by category for the prior year period have been recast to enable the presentation of subscription revenue in that period.

Net income for the fiscal 2012 first quarter grew to $1.0 million, or $0.06 per diluted Class A share and $0.05 per diluted Class B share, versus a net loss of $1.2 million, or $0.08 per Class A share and $0.07 per Class B share, for the fiscal 2011 first quarter.

“The strong revenue result for the fiscal first quarter was driven by our services business.  Subscription based revenue also continued to increase as more manufacturing companies start to take advantage of the software as a service deployment model,” said Karl Lopker, chief executive officer of QAD.  “We believe the combination of a strengthening economy and our competitive position support continued growth throughout the year.”

Gross margin for the fiscal 2012 first quarter totaled 56 percent, compared with 55 percent the fiscal 2011 first quarter.

Total operating expenses were $30.7 million, or 52 percent of total revenue, for the fiscal 2012 first quarter, compared with $30.3 million, or 59 percent of total revenue, for the same period last year.

Operating income for the fiscal 2012 first quarter equaled $2.6 million, which included $1.1 million in stock compensation expense, compared with an operating loss of $2.1 million, which included $1.5 million in stock compensation expense, for the first quarter of the prior fiscal year.

QAD’s cash and equivalents balance grew to a record $73.4 million at April 30, 2011 from $67.3 million at the end of the last fiscal year.  Cash provided by operations was $5.5 million for the first quarter of fiscal 2012, versus $13.2 million for the first quarter of fiscal 2011.

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QAD Inc.
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Fiscal 2012 First Quarter Highlights:
•
Received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, including five orders in excess of $1.0 million, two of which were in excess of $2.0 million;

•
Received license orders from companies across QAD’s six vertical markets, including, Amcor Limited, Genzyme Corporation, Kraft Foods Inc., Thomson Grass Valley France S.A., Metalsa, S.A. DE C.V., Qantas Airways Limited, Tech Group North America Inc. and Vojensky Opravarensky Podnik, among others;

•	Expanded global initiatives by augmenting the company’s presence in northern China and enhancing partner relationships in Korea and France;
•	Hosted successful QAD Explore 2011 Customer Conference for global manufacturing customers, partners, vendors and consultants; and,
•
Strengthened the QAD management team with the appointment of Anton Chilton to Senior Vice President, Global Services and Michael Blough to Senior Vice President, Global Strategic Accounts; and, the promotion of Tony Winter to Chief Technology Officer.

Business Outlook
For the second quarter of fiscal 2012, QAD expects total revenue of approximately $59.0 million and earnings per diluted share of approximately $0.09 per diluted Class A share and $0.08 per diluted Class B share.

Calculation of Earnings Per Share
As a result of the company’s recapitalization, EPS is being reported based on the new share structure, and includes a calculation for both the Class A and Class B shares.  Since Class A shares have rights to 120% of dividends paid on Class B shares, net income is now apportioned so that earnings per share attributable to a Class A share are 120% of earnings per share attributable to a Class B share.  For comparison purposes, prior period earnings per share calculations have been effected so as to incorporate the new capital structure.  Full details of the recapitalization can be found in the related documents filed with the SEC and on QAD’s website.

Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2012 first quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s web site at www.qad.com, where it will be available for approximately one year.  Interested parties may participate in the call by dialing 800-230-1092.  A replay of the call will be accessible through June 3 by dialing 800-475-6701, access code 200862.

About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD web site at www.qad.com.

"QAD" is a registered trademark of QAD Inc.  All other products or company names herein may be trademarks of their respective owners.

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QAD Inc.
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This press release contains certain forward-looking statements made under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company's software products and products that operate with the company's products; the company's ability to sustain license and service demand; the company's ability to leverage changes in technology; the company's ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company's products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter's results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company's Annual Report on Form 10-K for fiscal 2011 ended January 31, 2011.

-- Financial Tables Follow –

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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended
	April 30,
	2011	2010
Revenue:
License fees	$6,344	$5,839
Maintenance and other	34,338	31,511
Subscription fees	2,208	1,148
Professional services	16,513	12,343
Total revenue	59,403	50,841
Cost of revenue:
License	1,031	1,430
Maintenance, subscription and other	8,775	8,648
Professional services	16,288	12,574
Total cost of revenue	26,094	22,652
Gross profit	33,309	28,189
Operating expenses:
Sales and marketing	14,489	13,506
Research and development	8,483	9,327
General and administrative	7,713	7,441
Total operating expenses	30,685	30,274
Operating income (loss)	2,624	(2,085)
Other (income) expense:
Interest income	(136)	(133)
Interest expense	270	298
Other (income) expense, net	818	(23)
Total other (income) expense	952	142
Income (loss) before income taxes	1,672	(2,227)
Income tax expense (benefit)	652	(1,007)
Net income (loss)	$1,020	$(1,220)

Diluted Net Income (Loss) per Share
Class A	$0.06	$(0.08)
Class B	$0.05	$(0.07)

Diluted Weighted Shares
Class A	13,192	12,545
Class B	3,283	3,136

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	April 30,	January 31,
	2011	2011
Assets
Current assets:
Cash and equivalents	$73,411	$67,276
Accounts receivable, net	49,031	65,620
Deferred tax assets, net	3,953	3,954
Other current assets	12,334	12,553
Total current assets	138,729	149,403

Property and equipment, net	33,822	33,795
Capitalized software costs, net	639	841
Goodwill	6,537	6,457
Long-term deferred tax assets, net	20,032	20,080
Other assets, net	2,592	2,518

Total assets	$202,351	$213,094

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt	$306	$304
Accounts payable and other current liabilities	31,754	40,894
Deferred revenue	91,318	94,453
Total current liabilities	123,378	135,651

Long-term debt	16,040	16,138
Other liabilities	5,640	5,214

Stockholders' equity:
Common stock	18	18
Additional paid-in capital	147,836	146,898
Treasury stock	(26,943)	(28,070)
Accumulated deficit	(54,731)	(54,438)
Accumulated other comprehensive loss	(8,887)	(8,317)
Total stockholders' equity	57,293	56,091

Total liabilities and stockholders' equity	$202,351	$213,094

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended
	April 30,
	2011	2010

Net cash provided by operating activities	$5,511	$13,165

Cash flows from investing activities:
Purchase of property and equipment	(781)	(345)
Capitalized software costs	(13)	(58)
Other, net	16	2
Net cash used in investing activities	(778)	(401)

Cash flows from financing activities:
Repayments of debt	(96)	(72)
Proceeds from issuance of common stock	21	49
Tax payments related to net share settlements of restricted stock	(46)	(35)
Excess tax benefits from share-based payment arrangements	4	-
Dividends paid in cash	(330)	(606)
Net cash used in financing activities	(447)	(664)

Effect of exchange rates on cash and equivalents	1,849	87
Net increase in cash and equivalents	6,135	12,187
Cash and equivalents at beginning of period	67,276	44,678
Cash and equivalents at end of period	$73,411	$56,865